SUPPLEMENT NO. 13 DATED DECEMBER 23, 1997
                      TO PROSPECTUS DATED SEPTEMBER 3, 1996
          RELATING TO $125,000,000 PRINCIPAL AMOUNT 5-5/8% CONVERTIBLE
                         SUBORDINATED NOTES DUE 2006 AND
                               3,654,971 SHARES OF
                          RENAL TREATMENT CENTERS, INC.
                          COMMON STOCK, $.01 PAR VALUE


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated September 3, 1996, as supplemented by Supplement No. 1 dated December 2, 1996, Supplement No. 2 dated December 9, 1996, Supplement No. 3 dated January 6, 1997, Supplement No. 4 dated January 13, 1997, Supplement No. 5 dated February 18, 1997, Supplement No. 6 dated March 17, 1997, Supplement No. 7 dated April 30, 1997, Supplement No. 8 dated May 9, 1997, Supplement No. 9 dated May 12, 1997, Supplement No. 10 dated June 27, 1997, Supplement No. 11 dated August 21, 1997 and Supplement No. 12 dated November 21, 1997, forming a part of Form S-3 Registration Statement No. 333-10839.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. The Selling Securityholder in the table below is identified by this supplement. The Notes beneficially owned by this Selling Securityholder were previously listed in the Prospectus under the names of the nominee or Depository Trust Company participant holding the Notes for the benefit of the Selling Securityholder or the persons from whom the Selling Securityholder purchased the Notes. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholder.



                                          Principal Amount                       Number of
                                              of Notes                           Conversion
                                            Beneficially          Percentage       Shares               Percentage
                                             Owned That            of Notes       That May           of Common Stock
Name                                       May Be Sold ($)        Outstanding    Be Sold (1)          Outstanding (2)
----                                       ---------------        -----------    -----------          ---------------
Credit Suisse First Boston Corporation        250,000                  *            7,309                    *

--------------------
* Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the current conversion rate of $34.20 in principal amount of Notes per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act based upon the 24,991,807 shares of Common Stock outstanding as of November 10, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holders.

     Other than its ownership of the Company's securities, the foregoing Selling Securityholder has not had any material relationship with the Company within the past three years.